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                                                               EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated March 13, 1997, relating to the financial statements and selected per-unit data and ratios of Aggressive Equity Fund, Balanced Fund, Growth Equity Fund, Stable Asset Return Fund, Index Equity Fund, Intermediate Bond Fund, International Equity Fund, Value Equity Fund, Conservative Structured Portfolio Service, Moderate Structured Portfolio Service and Aggressive Structured Portfolio Service, each a fund or portfolio of the American Bar Association Members/State Street Collective Trust, which appear in such Prospectus. We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

/s/ PRICE WATERHOUSE LLP
Boston, Massachusetts

April 14, 1997